Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Interchange Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-120638) on Form S-8 of Interchange Corporation of our report dated February 28, 2005, with respect to the balance sheets of Inspire Infrastructure 2i AB as of December 31, 2003 and 2004, and the related statements of earnings, stockholders’ equity, cash flows and comprehensive income for each of the years in the two-year period ended December 31, 2004, which report appears in the Form 8-K/A of Interchange Corporation dated March 11, 2005.

Stockholm, Sweden
March 11, 2005

KPMG Bohlins AB

/s/ Cronie Wallquist
Cronie Wallquist
Partner